CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 23, 2008, relating to the financial statements and financial highlights which appears in the October 31, 2008 Annual Report to Shareholders of FMA Small Company Portfolio, one of the portfolios constituting The Advisors’ Inner Circle Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in such Registration Statement.
/s/  PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
July 31, 2009